1999 Bryan Street, Suite 1200 Dallas, Texas 75201 United States T +1.214.638.0145 F +1.214.638.0447 www.jacobs.com

May 22, 2019

Ms. Dawne Hickton
148 Kenyon Road
Pittsburgh, PA 15205

Delivered via e-mail

Dear Dawne:

I am pleased to confirm our offer to you to join the team members at Jacobs Engineering Group Inc. in our Washington, DC office as Executive Vice President, Chief Operating Officer and President of the Aerospace, Technology and Nuclear (ATN) line of business. In this role, you will have leadership responsibility and oversight of ATN, Innovation, Information Technology and International and Federal Government Relations. You will report directly to Steve Demetriou, Chair and Chief Executive Officer. Your employment is conditional upon your acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement. We are excited to have you join the Jacobs team, and we are confident that your experience will contribute to our success.

Below are the compensation elements offered to you as approved by the Human Resource & Compensation Committee of the Board:

•	Your effective date of hire will be June 3, 2019.

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You will be paid a biweekly rate of $28,846.15 for an annual starting salary of $750,000.00. Compensation for executive officers at this level is reviewed annually by the Human Resource & Compensation Committee of the Board and compensation is based on individual merit and market competitiveness. The position is classified as exempt.

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Participation in Jacobs’ Management Incentive Plan (MIP) with an incentive target of 100% of your base salary ($750,000).  Your fiscal year (“FY”) 2019 opportunity will be prorated in accordance with your start date.  Annual incentives are based on position and are subject to performance and other requirements as described in the terms and conditions of the plan.

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A FY2019 Long Term Incentive (LTI) award of $2.0M prorated to $925,000.  As per our practice for executives at your level, 40% of the LTI value ($370,000) will be granted as restricted stock units (RSUs) and 60% of the LTI value ($555,000) will be granted as performance stock units (PSUs). In addition, replacement grants totaling $101,012 for certain Jacobs equity grants associated with your Board of Director role, for which you have forfeited, will be included in the RSU grant. Below is the breakout of both RSUs and PSUs:

Restricted Stock Units (RSUs) - $471,012 will be granted on your first day of employment and will vest 25% on each anniversary of the grant date, subject to your continued employment. The specific number of RSUs will be determined based on the closing stock price on the grant date.
Performance Stock Units (PSUs) - $555,000 Performance Stock Units (PSUs) with a three-year performance period ending November 2021 based on the same performance targets as the fiscal 2019 grants to the Company’s senior management in November 2018.

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Eligibility to participate in the Jacobs’ Executive Deferral Plan (EDP), subject to the terms and conditions of the plan. This voluntary plan is reserved for a select group of management and highly compensated employees. The Executive Deferral Plan is a “non-qualified” plan which assists participants in achieving retirement income objectives in a tax efficient way. Current tax laws limit the amount of compensation that employees can tax defer under “qualified” benefit programs, such as a 401(k) plan. The EDP allows participants to defer up to 50 percent of their base pay, up to 50 percent of their annual bonus and 100% of LTI awards. We will provide you with enrollment materials separately from this letter. If you are interested in deferring your LTI awards this year, you must make your election prior to your start date. Otherwise, cash deferral elections must be made during your first 30 days of employment. All elections, once made, are irrevocable until the next EDP plan year enrollment and elections period; we encourage you to obtain your own tax advice relative to whether to participate and at what deferral levels in the EDP.

•	Jacobs provides paid time off (PTO). You will receive 25 days per year of PTO as part of the benefits program.

Relocation benefits will be outlined in a separate Relocation Agreement.

You will be eligible to participate in the US based employee benefits program described in the enclosed benefits brochure. In addition, you will be eligible to receive financial planning support through a Jacobs provided partner. You will also be eligible for a company-paid annual executive physical. We will provide you information on these two programs separately. If you have questions about benefits items related to this offer, please contact me at 303-887-8012.

The HRCC has approved your participation, subject to its terms, in the Jacobs Engineering Group Inc. Executive Severance Plan (“Executive Severance Plan”) attached.  Additionally, as we agreed, during your first year of employment, should Jacobs decide to terminate your employment for a reason other than Cause (as Cause is defined in the Executive Severance Plan), Jacobs will provide you paid notice of such termination equal to the number of days remaining in your first year of

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employment.  In such an unlikely event, you agree that the notice period can be either working or non-working (garden leave), as determined by Jacobs in its sole discretion.  Any such paid notice period would be in addition to any payments that you may otherwise be eligible for under the Executive Severance Plan.  For the avoidance of any doubt, this notice period commitment by Jacobs to you will sunset and terminate on your one-year employment anniversary with Jacobs.
Please review the enclosed Employee Acceptance Statement, which notes our conditions of employment and your rights and responsibilities. None of the provisions of this letter or any other Jacobs Policy or procedure will be construed as an employment agreement.  Jacobs is an employer at will, wherein either party may terminate the employment relationship with or without cause at any time.

If you agree to the foregoing terms of employment and accept this conditional offer, please accept this offer by May 24, 2019.  By accepting this offer you also acknowledge that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment.

Dawne, we are very pleased at the prospect of you joining us and becoming a member of our Jacobs executive leadership team.

Sincerely,

/s/ Shelie Gustafson

Shelie Gustafson
Senior Vice President, Chief Human Resources Officer

I hereby accept the terms and conditions of this offer letter.

_/s/ Dawne Hickton__________________________________        _May 24, 2019______
Dawne Hickton                    Date

ATTACHMENTS:
Executive Severance Policy

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2019 Benefits Guide
2019 Employee rate sheet
2019 Holiday schedule
2019 Bi-weekly calendar

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EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs’ employment requirements and your rights and responsibilities. Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time.

Equal Employment Opportunity
Jacobs provides a workplace free of discrimination and harassment. Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs. These activities shall be administered equitably without regard to race, color, religion, gender, national origin, age, sexual orientation, gender identity, disability, veteran status or any other characteristic protected by country, regional or local law.

Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

References
Employment is conditional upon completion of an application of employment. Employment is also conditional upon satisfactory reference checks and/or background screening, as appropriate. You authorize any and all persons, schools, companies, and other organizations to supply Jacobs with any information they have concerning you as it relates to employment eligibility and qualifications and release them from liability with respect thereto. You agree that if Jacobs finds any misrepresentation or is dissatisfied with the results of any portion of this review, any offer of employment may be withdrawn or employment terminated.

Employment Eligibility
As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity. Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States. During the onboarding process, you will be asked to provide information and acceptable documents in order to complete the Form I-9, Employment Eligibility Verification.  The list of acceptable documents can be found on the form which can be found on the U.S. Citizenship and Immigration Services web site at www.uscis.gov/i-9.  Please be prepared to comply with this requirement within three (3) business days of starting work.

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Drug-Free Workplace
You understand that in accordance with Jacobs’ policy, employment is conditional upon you passing a pre-employment drug screen prior to your start date.

Confidentiality and Business Conduct
As a further condition of employment and as part of your Onboarding process, you will be asked to read and acknowledge a Confidentiality Agreement and the Jacobs Corporate Policy concerning Business Conduct.

31 Day Benefits Rule (Applies to Benefits-Eligible Employees only)
Due to Section 125 of the IRS Regulations, employees are required to enroll in benefits within 31 days of eligibility.  Your date of eligibility is your date of hire mentioned in the above letter.   Benefits are effective on the first of the month coincident with or following your date of hire.  You have 31 days from the date of your eligibility to enroll in benefits.  If you do not enroll by this deadline, you will waive your privilege to participate in those Jacobs benefits for which no enrollment election was made.  You will not be able to make any changes or elect benefits UNLESS you experience an IRS Qualified Life Event or during annual enrollment (generally held in the fall for an effective date of January 1).

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